Exhibit 8.1

March 6, 2007

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (“Marshall & Ilsley”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of January 12, 2007 and amended as of February 21, 2007, by and among Marshall & Ilsley, M&I Merger Corp., a wholly owned subsidiary of Marshall & Ilsley, M&I Merger Sub, LLC, a limited liability company wholly owned by Marshall & Ilsley, and North Star Financial Corporation (“North Star”). Pursuant to the Agreement, M&I Merger Corp. will merge with and into North Star (the “Step One Merger”), with North Star as the surviving corporation in the Step One Merger (the “Interim Surviving Corporation”). Immediately after the Step One Merger, the Interim Surviving Corporation will merge into M&I Merger Sub, LLC (the “Step Two Merger,” and together with the Step One Merger, the “Mergers”), with M&I Merger Sub, LLC as the surviving entity in the Step Two Merger. The Mergers and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Marshall & Ilsley, which includes the information statement/prospectus relating to the Mergers (the “Information Statement/Prospectus”).

At your request, we have examined the form of Registration Statement filed with the U.S. Securities and Exchange Commission, including the Information Statement/Prospectus that forms a part thereof, in connection with the issuance of shares of Marshall & Ilsley common stock to the stockholders of North Star in exchange for their shares of North Star common stock in the Step One Merger.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “The Merger—Material United States Federal Income Tax Consequences.”

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the Mergers and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that

Marshall & Ilsley Corporation

March 6, 2007

the Mergers will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “The Merger Agreement—Material United States Federal Income Tax Consequences of the Mergers,” subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Mergers and constitutes our opinion.

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the section “The Merger—Material United States Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.